Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

XOMETRY, INC.

Xometry, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

ONE: The name of this corporation is Xometry, Inc. The date of filing of the original certificate of incorporation of this corporation with the Secretary of State of the State of Delaware was May 29, 2013.

TWO: This Amended and Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL. Stockholder approval of the adoption of this Amended and Restated Certificate of Incorporation of the Corporation was effected by written consent in accordance with Section 228 of the DGCL.

THREE: Pursuant to Sections 242 and 245 of the DGCL, the certificate of incorporation of this corporation, as heretofore amended, is hereby amended, integrated and restated to read in its entirety as follows:

I.

The name of this corporation is Xometry, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 805,000,000 shares, consisting of 750,000,000 shares of Class A Common Stock, par value $0.000001 per share (“Class A Common Stock”), 5,000,000 shares of Class B Common Stock, par value $0.000001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), and 50,000,000 shares of Preferred Stock, par value $0.000001 per share (“Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock, in one or more series, and to fix the number of shares of such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors and filed in accordance with the DGCL.

C. The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1. Definitions.

a. “Acquisition” means (A) any consolidation or merger of the Corporation with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Corporation immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Corporation is a party in which in excess of 50% of the Corporation’s voting power is transferred or issued; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes as determined in good faith by the Board.

b. “Asset Transfer” means the sale, lease, exclusive license, exchange or other disposition of all or substantially all the assets of the Corporation.

c. “Bylaws” means the bylaws of the Corporation, as amended and/or restated from time to time.

d. “Certificate of Incorporation” means the certificate of incorporation of the Corporation, as amended and/or restated from time to time, including the terms of any certificate of designation of any series of Preferred Stock.

e. “close of business” means 6:00 p.m. local time at the principal executive offices of the corporation on any calendar day, whether or not the day is a Trading Day;

f. “Entity” means any corporation, partnership, limited liability company or other legal entity.

g. “Effective Time” means the time this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

h. “Family Member” means with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such person.

i. “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier of (A) the first Trading Day immediately following the seventh anniversary of the Effective Time, and (B) the date specified by the vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting exclusively as a separate class; provided further, if the Final Conversion Date would otherwise occur on a date on or between the record date for any annual or special meeting of the stockholders of the Corporation and the actual date of such meeting, the Final Conversion Date shall be the fifteenth Trading Day following the date of such meeting of the stockholders.

j. “Founders” means each of Randolph Altschuler and Laurence Zuriff.

k. “Incapacity” means, with respect to an individual, that such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made by a court of competent jurisdiction.

l. “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Corporation or (ii) any liquidation, dissolution and winding up of the Corporation.

m. “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

n. “Permitted Entity” means, with respect to a Qualified Stockholder, any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such Entity.

o. “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder (including a natural person serving in a trustee capacity with regard to a trust for the benefit of himself or herself and/or his or her Family Members), to the trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by the trustee of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, the trustee of any other Permitted Trust of such Qualified Stockholder or any Permitted Entity of such Qualified Stockholder;

(iii) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(iv) by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or any other Permitted Entity or the trustee of a Permitted Trust of such Qualified Stockholder.

p. “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

q. “Permitted Trust” of a Qualified Stockholder means a validly created and existing trust, the beneficiaries of which are either the Qualified Stockholder or Family Members of the Qualified Stockholder or both, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held by such trust.

r. “Qualified Stockholder” means each Founder.

s. “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

t. “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time, and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(iv) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee of a Qualified Stockholder on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity.

u. “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Generally Identical Rights. Except as otherwise provided in the Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights, privileges and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution, distribution of assets or winding up of the Corporation), share ratably and be identical in all respects and as to all matters.

3. Rights Relating to Dividends, Subdivisions and Combinations.

a. Subject to the rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Subsection 3(b) of Section D of Article IV, any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

b. The Corporation shall not declare or pay any dividend to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Corporation unless the same dividend with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

c. If the Corporation in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner; unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

4. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Corporation legally available for distribution to stockholders, or consideration payable to the stockholders of the Corporation, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation, including any certificate of designation with respect to any series of Preferred Stock), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, that compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

5. Voting Rights.

a. Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

b. Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to twenty votes for each share thereof held.

c. Voting Generally. Except as required by applicable law or the Certificate of Incorporation, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

6. Optional Conversion.

a. Optional Conversion of the Class B Common Stock. At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

b. Procedures. Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, or notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted or, in the case of lost, stolen or destroyed certificates, an executed agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Corporation’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

7. Automatic Conversion of the Class B Common Stock.

a. Conversion on Transfer (other than Permitted Transfer). Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates (if any) evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.

b. Conversion upon Death.

(i) Each share of Class B Common Stock held of record by a Qualified Stockholder, or by a Permitted Transferee of such Qualified Stockholder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock on the first Trading Day following the six (6) month anniversary of the death or Incapacity of such Qualified Stockholder.

(ii) Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are delivered to the Corporation or its transfer agent as provided below. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.

c. Conversion upon Departure from Board of Directors.

(i) Each share of Class B Common Stock held of record by a Qualified Stockholder, or a Permitted Transferee of such Qualified Stockholder, shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock on the date fixed by the Board of Directors that is not less than 60 days nor more than 180 days following the departure, whether by resignation, removal or otherwise, of such Qualified Stockholder from the Board of Directors of the Corporation.

(ii) Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates (if any) evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock

d. Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock. Following the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or any transfer agent for the Class A Common Stock.

e. Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation as to whether a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

f. Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock, such conversion(s) shall:

(i) if converted pursuant to Subsection 7(a) of this Section D of Article IV, be deemed to have occurred at the time the Transfer of shares occurred;

(ii) if converted pursuant to Subsection 7(b) of this Section D of Article IV, be deemed to have occurred on the first Trading Day following the six (6) month anniversary of the death or Incapacity of the applicable Qualified Stockholder;

(iii) if converted pursuant to Subsection 7(c) of this Section D of Article IV, be deemed to have occurred on the date fixed by the Board of Directors that is not less than 60 days nor more than 180 days following the departure of the applicable Qualified Stockholder from the Board of Directors; or

(iv) if converted pursuant to Subsection 7(d) of this Section D of Article IV, be deemed to have occurred immediately prior to the close of business on the Final Conversion Date, as applicable.

Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

8. Redemption. The Common Stock is not redeemable.

9. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

10. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Corporation for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, or any class thereof, as the case may be, it is further provided that:

A. Management of the Business. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Board of Directors.

1. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering of Class A Common Stock to the public (the “Initial Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

2. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Removal of Directors.

1. Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, following the closing of the Initial Public Offering, neither the entire Board of Directors nor any individual director may be removed from office without cause.

2. Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board of Directors may be removed from office with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally at an election of directors.

D. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

E. Bylaw Amendments. The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F. STOCKHOLDER ACTIONS.

1. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent.

3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent permitted under applicable law. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any repeal or modification of the foregoing two sentences shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any person under this Article VI as in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Corporation; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders; (C) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws; (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine or otherwise related to the Corporation’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the 1933 Act, including all causes of action asserted against any defendant to such complaint.

VIII.

A. Any person or entity holding, owning, or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of the Certificate of Incorporation.

B. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C. of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to this reservation.

C. Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by the Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with, Articles V, VI, VII and VIII.

The Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 2nd day of July, 2021.

XOMETRY, INC.

By:	/s/ Randolph Altschuler
Randolph Altschuler
Chief Executive Officer